EXHIBIT 99.1

Bright Mountain Media Pursues Acquisition of Firefighting Apparel Brand and Online Shop, Black Helmet®

Boca Raton, FL—November 30, 2016 - Bright Mountain Media, Inc., (www.brightmountainmedia.com) (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a digital media holding company for online assets primarily targeted to the military and public safety sectors, today is pleased to announce that on October 20, 2016, the Company entered into a non-binding Letter of Intent (“LOI”) with Sostre Enterprises, Inc. to purchase assets that include its Black Helmet® apparel division and website property https://www.blackhelmetapparel.com/.

Launched in June 2008, Black Helmet® is a brand that embodies Firefighter culture and principles: Courage, Dedication, Sacrifice and Tradition. Founded by third-generation firefighter James Love and Internet business and marketing expert Pedro Sostre, Black Helmet® clothing and accessories feature designs that are hand drawn, unique and relay the fearless side of firefighting. Since launch, Black Helmet® has sold over 365,000 t-shirts, hats and accessories, has 75,000 average monthly visitors to its website and over 400,000 Facebook followers.

Under the terms of the LOI, Bright Mountain will acquire Black Helmet® assets for an aggregate purchase price of (i) $250,000 in cash, (ii) 200,000 shares of Bright Mountain Media’s common stock, (iii) the forgiveness of up to $200,000 in working capital advances to the seller which will be used for the purchase of inventory and advertising and marketing, and (iv) the assumption of certain liabilities not to exceed $40,000.

The closing of the transaction is dependent upon the satisfaction of all conditions preceding, including the delivery by the seller of audited financial statements. As such, and as it is possible that the Company may not consummate this transaction, investors should not place undue reliance on the execution of this non-binding LOI.

To view our latest Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission, click here or visit www.brightmountainmedia.com.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) is an owner, acquirer and manager of customized websites for military and public safety audiences. We are dedicated to providing “those that keep us safe” places to go online where they can do everything from stay current on news and events affecting them to look for jobs, share information, communicate with the public and more. For more information, please visit us at https://www.brightmountainmedia.com/.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements.  Bright Mountain Media, Inc.’s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and Bright Mountain Media, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Investor Relations:

Howard Gostfrand

info@amcapventures.com

305.918.7000